abrdn ETFs 485BPOS

Exhibit 99(h)(19)

ASSUMPTION AGREEMENT

AGREEMENT made as of July 31, 2024, between abrdn ETFs Advisors LLC (“abrdn ETFs Advisors”), and abrdn Inc.

WHEREAS, abrdn ETFs Advisors has been previously appointed as investment adviser to the portfolios set forth in Schedule A hereto (each a “Portfolio” and collectively, the “Portfolios”), each a Cayman Islands exempted company, pursuant to an investment advisory agreement dated March 17, 2017, as amended by the First Amendment dated December 13, 2018, and the Second Amendment dated September 22, 2021 (the “Portfolio Advisory Agreement”); and

WHEREAS, each Portfolio has been organized as a wholly-owned subsidiary of a corresponding registered fund as set forth in Schedule A hereto (each, a “Fund”), each Fund a series of abrdn ETFs (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, abrdn ETFs Advisors has been previously appointed as investment adviser for each Fund pursuant to an investment advisory agreement dated August 27, 2018, as amended by the First Amendment dated September 24, 2018, the Second Amendment dated December 13, 2018, and the Third Amendment dated September 22, 2021 (the “Trust Advisory Agreement”); and

WHEREAS, abrdn ETFs Advisors has previously entered into a Sub-Advisory Agreement with Vident Advisory, LLC (“Vident”) dated July 14, 2023, pursuant to which Vident has served as sub-adviser to each Fund of the Trust (the “Trust Sub-Advisory Agreement”); and

WHEREAS, pursuant to an Assumption Agreement dated July 31, 2024, between abrdn ETFs Advisors and abrdn Inc., abrdn Inc. has agreed to act as investment adviser with respect to the Funds pursuant to the Trust Advisory Agreement and has assumed all rights and obligations of abrdn ETFs Advisors under the Trust Advisory Agreement; and

WHEREAS, abrdn ETFs Advisors has previously entered into a Sub-Advisory Agreement with Vident dated July 14, 2023, pursuant to which Vident has served as sub-adviser to each Fund of the Trust (the “Portfolio Sub-Advisory Agreement”); and

WHEREAS, pursuant to an Assumption Agreement dated July 31, 2024, between abrdn ETFs Advisors and abrdn Inc., abrdn Inc. has assumed all rights and obligations of abrdn ETFs Advisors under the Portfolio Advisory Agreement; and

WHEREAS, abrdn ETFs Advisors and abrdn Inc. intend that Vident continue to act as sub-adviser with respect to each Portfolio pursuant to the Portfolio Sub-Advisory Agreement, and that abrdn Inc. assume the rights and obligations of abrdn ETFs Advisors under the Portfolio Sub-Advisory Agreement; and

WHEREAS, abrdn ETFs Advisors is a directly-owned subsidiary of abrdn Inc., which is an indirect wholly-owned subsidiary of abrdn plc, and are therefore deemed to be affiliates of one another for purposes of the 1940 Act.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1.          abrdn Inc. hereby assumes all rights and obligations of abrdn ETFs Advisors under the Portfolio Sub-Advisory Agreement with respect to the Portfolios.

     2.          abrdn ETFs Advisors and abrdn Inc. hereby represent that after the assumption referred to above: (a) the management personnel of abrdn ETFs Advisors responsible for providing investment advisory services to the Portfolios under the Portfolio Advisory Agreement, including the portfolio managers and the supervisory personnel, will provide the same services for the Portfolios as officers or employees of abrdn Inc.; and (b) both abrdn ETFs Advisors and abrdn Inc. will be wholly-owned indirect subsidiaries of abrdn plc. Consequently, abrdn ETFs Advisors and abrdn Inc. believe that the assumption effected by this Agreement does not involve a change in actual control or actual management with respect to the investment adviser for the Portfolios.

     3.           abrdn Inc. represents and warrants that: (i) abrdn Inc. is registered as an investment adviser with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and its registration is currently in full force and effect; and (ii) abrdn Inc. is capable and is legally empowered to assume the duties and obligations being assigned to it hereunder and to act as investment adviser to the Portfolios and the assumption effected by this Agreement shall not constitute an assignment of the Portfolio Sub-Advisory Agreement under the provisions of Rule 2a-6 under the 1940 Act.

     4.          The Portfolios do not object to actions taken and to be taken under this Agreement and consent to any and all requisite corresponding updates to the Portfolio Sub-Advisory Agreement contemplated hereunder.

     5.          abrdn Inc. is hereby bound by all of the terms of the Portfolio Sub-Advisory Agreement, which will continue in full force and effect with respect to abrdn Inc.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

abrdn ETFs Advisors LLC

By:
/s/ Steven Dunn
(Authorized Officer)
Name:	Steven Dunn
Title:	Managing Director

abrdn Inc.

By:
/s/ Lucia Sitar
(Authorized Officer)
Name:	Lucia Sitar
Title:	Vice President

Acknowledged and Accepted as of the Date
First Set Forth Above:

Vident Advisory, LLC

By:
/s/ Amrita Nandakumar
Name:	Amrita Nandakumar
Title:	President

 Schedule A

Portfolio	Fund
abrdn All Commodity Fund Limited	abrdn Bloomberg All Commodity Strategy K-1 Free ETF
abrdn All Commodity Longer Dated Fund Limited	abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF
abrdn Industrial Metals Fund Limited	abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF